NEWS BULLETIN

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro Chairman & CEO (312) 346-8100	Leslie Loyet Investors/Media (312) 640-6672 lloyet@mww.com

FOR IMMEDIATE RELEASE                                                                                                                                             NYSE:  ORI
MONDAY, JANUARY 25, 2010

OLD REPUBLIC REPORTS RESOLUTION
OF THIRD QUARTER 2009 MORTGAGE GUARANTY REVENUE
ACCOUNTING ISSUE

CHICAGO – January 25, 2010 - Old Republic International Corporation (NYSE: ORI), today reported that a previously disclosed third quarter 2009 revenue recognition accounting issue has now been resolved.  Since its November 3, 2009 press release disclosing the issue, the Company has been engaged in discussions with the Staff of the Securities & Exchange Commission’s Office of the Chief Accountant and its independent auditors, PricewaterhouseCoopers LLP.  These discussions have ended with the conclusion that generally accepted accounting principles (“GAAP”) require that certain commutation reinsurance premiums of $82.5 million received by Old Republic’s mortgage guaranty insurance subsidiary from lenders’ captive insurers to cover future periods’ losses, should have been recognized immediately as income as of the effective date of the reinsurance commutation agreements.  Under GAAP, the commutations are treated as the termination of reinsurance arrangements, rather than as transactions in which Old Republic takes on new insurance risk.  As a result, premiums received in excess of reinsurance-related receivables previously recorded must be recognized as a gain.  In effect, Old Republic recognizes income of $82.5 million currently as a result of the commutations, and will recognize the losses that it is now exposed to because of the termination of the reinsurance in future periods’ results when related claim costs are incurred.

As indicated in the November 3, 2009 press release, Old Republic had originally concluded that the economic substance of the captive commutation agreements called for the deferral of the $82.5 million of premiums.  The premiums so deferred would have been recognized as income over the future periods during which risk would exist and claims would occur.

Resolution of the issue now requires that Old Republic restate its financial statements for the quarter and nine months ended September 30, 2009.  As shown in the accompanying tables, the restatement results in an increase of previously reported consolidated premium income of $82.5 million, and a decrease of the reported post-tax loss by $53.6 million ($0.23 per share) for both the third quarter and first nine months of 2009. As a further result, the common shareholders’ equity account will also be increased by $53.6 million ($0.23 per share) as of September 30, 2009.

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In making this announcement A.C. Zucaro, chairman and chief executive officer also stated that, "Old Republic's experience with the resolution of this accounting issue reinforces our belief that GAAP accounting for mortgage guaranty insurers must change.  The necessity for change is to at once effect a more pragmatic and realistic matching of premium revenues and normally recurring claim costs, and ensure that the accounting better reflects the inherent long term economic catastrophe indemnity provided by the coverage.  The current travails affecting this segment of the insurance industry have, in Old Republic's view, highlighted the need for more stringent accounting methodology that better addresses the long term interests of both mortgage guaranty insurance beneficiaries and the owners of the business."

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, mortgage guaranty and title insurance fields. One of the nation’s 50 largest publicly held insurance organizations, Old Republic has assets of approximately $14.3 billion and common shareholders’ equity of nearly $3.9 billion or $16.77 per share.  Its current stock market valuation is approximately $2.6 billion or $10.80 per share.

Safe Harbor Statement

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the oral or written statements made in the Company’s reports, press releases, and conference calls following earnings releases, can constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company’s future performance. With regard to Old Republic’s General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title Insurance results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage Guaranty results, in particular, may also be affected by various risk-sharing arrangements with business producers, as well as the risk management and pricing policies of government sponsored enterprises. Life and health insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company’s widespread operations.

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A more detailed listing and discussion of the risks and other factors which affect the Company’s risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company’s 2008 Form 10-K annual report to the Securities and Exchange Commission, which Item is specifically incorporated herein by reference.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For the latest news releases and other corporate documents on
Old Republic International visit www.oldrepublic.com.

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Old Republic International Corporation:
Resolution of Mortgage Guaranty Revenue Recognition Accounting Matter(*)
($ in millions, except per share data)

ORI Consolidated
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	As Previously Reported		As Restated(*)	As Previously Reported		As Restated(*)
	2008	2009	2009	2008	2009	2009
Net premiums and fees earned	$835.2	$856.1	$938.7	$2,517.5	$2,445.4	$2,528.0
Net benefits and claims incurred	683.2	671.2	671.2	2,017.1	1,962.8	1,962.8
Pretax operating income (loss)	(80.1)	(110.7)	(28.1)	(208.3)	(289.6)	(207.0)
Income taxes (credits)	(34.8)	(44.6)	(15.7)	(93.3)	(119.9)	(91.0)
Net operating income (loss)	$(45.3)	$(66.1)	$(12.4)	$(114.9)	$(169.6)	$(116.0)
Net operating income (loss)
per diluted share	$(.20)	$(.28)	$(.05)	$(.50)	$(.72)	$(.49)
Benefits and claim ratio	81.8%	78.4%	71.5%	80.1%	80.3%	77.6%

Ending Shareholders’ Equity:
Total				$3,914.3	$3,901.3	$3,955.0
Per common share				$16.96	$16.54	$16.77

ORI Mortgage Guaranty Segment
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	As Previously Reported		As Restated(*)	As Previously Reported		As Restated(*)
	2008	2009	2009	2008	2009	2009
Net premiums earned	$148.4	$138.9	$221.5	$445.2	$425.8	$508.4
Net claims incurred	301.3	297.3	297.3	855.9	867.7	867.7
Pretax operating income (loss)	(152.8)	(160.4)	(77.8)	(415.9)	(443.0)	(360.4)
Income taxes (credits)	(54.8)	(57.4)	(28.5)	(149.7)	(159.1)	(130.2)
Net operating income (loss)	$(97.9)	$(102.9)	$(49.2)	$(266.2)	$(283.8)	$(230.2)
Claim ratio	203.1%	214.0%	134.2%	192.3%	203.8%	170.7%

		Net Premiums Earned		Claim Ratio		Net Operating Income (Loss)
		As Reported	As Restated(*)	As Reported	As Restated(*)	As Reported	As Restated(*)
3rd	Quarter 2007	$133.9	$133.9	161.9%	161.9%	$(52.6)	$(52.6)
4th	Quarter 2007	141.2	141.2	178.7	178.7	(71.5)	(71.5)
1st	Quarter 2008	147.6	147.6	181.1	181.1	(78.1)	(78.1)
2nd	Quarter 2008	149.1	149.1	192.5	192.5	(90.0)	(90.0)
3rd	Quarter 2008	148.4	148.4	203.1	203.1	(97.9)	(97.9)
4th	Quarter 2008	147.2	147.2	220.5	220.5	(114.5)	(114.5)
1st	Quarter 2009	145.3	145.3	199.9	199.9	(92.6)	(92.6)
2nd	Quarter 2009	141.5	141.5	197.7	197.7	(88.3)	(88.3)
3rd	Quarter 2009	$138.9	$221.5	214.0%	134.2%	$(102.9)	$(49.2)

(*)	Data in the columns headed “As Restated” reflect the immediate recognition of the initial front-end risk premium.

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